Exhibit 99.1

Capmark Financial Group Inc. Further Extends Bridge Loan Maturity and Obtains Waivers of Certain Financial Covenants in its Bridge Loan and Senior Credit Facility

(Horsham, PA) — April 20, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that it has further extended the maturity date of approximately 94% of the outstanding principal balance under its bridge loan until May 8, 2009.  Additionally, the required lenders under Capmark’s senior credit facility and its bridge loan agreement have agreed to waive its compliance with the leverage ratio covenant as of the quarters ended December 31, 2008 and March 31, 2009 and the requirement to deliver its annual audited financial statements within 110 days after year end. These waivers are effective through May 8, 2009.  Capmark paid the extending bridge lenders and the waiving senior credit facility lenders a fee of 0.05% of the aggregate principal amount of such lenders’ outstanding loans.

Capmark continues to be in active discussions with its lenders regarding possible further modifications to its senior credit facility and its bridge loan agreement.  Capmark currently expects to issue its audited financial statements prior to the conclusion of the discussions with its lenders.  If Capmark issues its audited financial statements before the conclusion of those discussions, Capmark expects that the report of its independent registered accounting firm with respect to such financial statements would include an explanatory paragraph expressing substantial doubt about Capmark’s ability to continue as a going concern.

There is no assurance that Capmark will reach an agreement with the lenders with respect to any further modification, extension or waiver of any provisions of the senior credit facility and bridge loan agreement beyond the expiration of the above-referenced extension and waivers on May 8, 2009.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of Capmark to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.